Exhibit T3E-15

MAXCOM MODIFIES CHAPTER 11 PLAN OF REORGANIZATION TO GAIN SUPPORT FROM AD HOC GROUP

Mexico City, Mexico, September 26, 2019 — Maxcom Telecomunicaciones S.A.B. de C.V. and its subsidiary Maxcom USA Telecom, Inc. (the “Company” or “Maxcom”) announced on September 17, 2019 that Bankruptcy Judge Drain of the U.S. Bankruptcy Court for the Southern District of New York approved the Company’s Prepackaged Plan of Reorganization (the “Plan”) and has entered an order confirming the Plan.  The Ad Hoc Group of holders of the Old Notes (the “Ad Hoc Group”) expressed its support for the Plan after the Company and the Ad Hoc Group agreed to certain changes to the Plan (the “Plan Modifications”).

The Plan Modifications include modifications to the New Notes indenture and the Jr PIK Notes indenture as follows:

•                                          Maxcom’s shareholders will make an additional common equity contribution in the amount of MX$ 30 million, to be made on or before November 30, 2019. Considering this, total equity contribution agreed on the Plan will be MX$330 million.

•                                          The face value of the Junior PIK Notes shall be US$20 million, increasing 15% per annum (“PIK Interest”); provided, however, that in the event a Change of Control occurs on or before the sixth anniversary of the Plan, the face value of the Junior PIK Notes shall be reduced to US$10,337,867 and PIK Interest shall be calculated using the reduced amount.

•                                          Holders of the Junior PIK Notes may be entitled to share in any upside in the equity value of Maxcom under a Change of Control Transaction, with the exact amount of any recovery to be determined on the implied equity value in such change of control, which could represent a recovery in excess of a full recovery per pre-agreed terms.

•                                          In the event that a change of control does not occur on or before the sixth anniversary of the Plan, Holders of the Junior PIK Notes will have the option to convert all of the Junior PIK Notes into common equity of Maxcom Parent.

•                                          The Holders of the Junior PIK Notes will have the right to appoint one board member.

•                                          No dividend or other distribution to shareholders is permitted other than statutory required nominal dividends.

Following approval of the Plan by the Bankruptcy Court, Maxcom expects to exit chapter 11 promptly after the Company executes the exchange of the Old Notes.

Additional information about Maxcom’s restructuring is available at the Company’s website http://ri.maxcom.com/ or via the Company’s restructuring information line, toll free case phone number is +1 844-234-1694 or the international case phone number is +1 917-942-6396.  For access to Court documents and other general information about the Chapter 11 cases, please visit https://cases.primeclerk.com/Maxcom/.

About Maxcom

Maxcom Telecomunicaciones, S.A.B. de C.V., headquartered in Mexico City, is a facilities-based telecommunications provider using a “smart-build” approach to deliver “last-mile” connectivity to enterprises and residential customers in the Mexican territory.

Maxcom launched its commercial operations in May 1999 and is currently offering local and long-distance telephony services, wired, wireless and cellular data transmission and value-added services in Mexico City metropolitan area, Monterrey, Puebla, Querétaro, León, Guadalajara, San Luis Potosí, Tehuacán and Toluca, and on a selected basis in several cities in Mexico. The information contained in this press release is the exclusive responsibility of Maxcom Telecomunicaciones, S.A.B. de C.V. and has not been reviewed by the Mexican National Banking and Securities Commission (the “CNBV”) or any other authority. The registration of the securities described in this press release before the National Registry of Securities (Registro Nacional de Valores) held by the CNBV, shall it be the case, does not imply any certification as to the investment quality of the securities or of Maxcom’s solvency.

For more information visit https://cases.primeclerk.com/Maxcom/.

Forward-looking Statements

This document may include forward-looking statements that involve risks and uncertainties that are detailed in the statement and from time to time in the Company’s reports to its security holders. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify such forward-looking statements. The Company wants to caution readers that any forward-looking statement in this document or made by the Company’s management involves risks and uncertainties that may change based on various important factors not under the Company’s control. These forward-looking statements represent the Company’s judgment as of the date of this document. The Company disclaims, however, any intent or obligation to update these forward-looking statements.